IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

VERNON W. HILL, II, *et al.*, **Plaintiffs,**	:	
v.	:	**Civ. No. 22-1924**
ANDREW B. COHEN, *et al.*, **Defendants,**	:	
and	:	
REPUBLIC FIRST BANCORP INC. **Nominal Defendant.**	:	

<u>O R D E R</u>

For the reasons discussed in my May 26, 2022 Order (Doc. No. 15), I propose appointing Alfred Putnam of Faegre Drinker Biddle & Reath LLP as Custodian of Republic First Bancorp Inc. ("Republic First") as follows:

<u>PROPOSED ORDER</u>

1. Pursuant to 15 Pa. C.S. § 1767(a)(3) and the Court's inherent equitable powers, Alfred W. Putnam of Faegre Drinker Biddle & Reath LLP is appointed to serve as Custodian of Republic First;
2. Mr. Putnam may employ the services of his firm, Faegre Drinker Biddle & Reath, and of other attorneys or personnel within the firm as necessary;
3. Before being appointed, the Custodian shall file an affidavit disclosing any grounds that may disqualify him from acting as Custodian of Republic First or Republic Bank **<u>no later than</u> Friday, May 27, 2022 at 12:00 p.m.**;
4. The Parties shall provide the Court with any basis to disqualify Mr. Putnam **<u>no later than</u> Tuesday, May 31, 2022 at 12:00 p.m.**;

5. The duties of the Custodian shall include:
    a. Calling and overseeing a Special Shareholders' Meeting to take place on or before July 10, 2022, at which Republic First shareholders shall elect a new Director to replace the late Theodore Flocco;
    b. Taking any and all lawful actions necessary to manage Republic First in its shareholders' best interests, including, should the Custodian so decide, the election of a ninth director;
6. The Custodian shall report to the Court and the Parties concerning the status of his Custodianship. The Custodian shall issue a report once every 30 days until completion of his Custodianship, if his Custodianship lasts longer than 30 days. The Parties may object to the Custodian's actions and reports in accordance with a schedule to be determined;
7. The Custodian shall maintain written records, including orders and reports and recommendations, and shall file them on the electronic docket along with any evidence that he believes will assist the Court. The Custodian shall preserve any documents he receives from the Parties;
8. The Custodian shall have access to individuals, information, documents, materials, programs, services, facilities, and premises relevant to this Order as required to perform his duties;
9. I have considered the fairness of imposing the likely expenses on the Parties and I have taken steps to protect against unreasonable expense or delay. The Custodian shall be paid his usual hourly rate for work done pursuant to this Order and shall be reimbursed for all reasonable expenses incurred. The Custodian shall bill the Parties on a monthly basis for fees and expenses and those bills shall promptly be paid as follows: 50% by Plaintiffs and

50% by Defendants. The Custodian shall incur only such fees and expenses as are reasonably necessary to fulfill his duties under this Appointment Order or any other Orders as I may issue;

10. The Custodian is authorized to use his firm—Faegre Drinker Biddle & Reath—to assist in the completion of the matters referred to the Custodian in this Order. The reasonable fees of Faegre Drinker shall be paid by the Parties in the same manner as set forth above;
11. The Custodian may communicate *ex parte* with counsel insofar as necessary. The Custodian may communicate *ex parte* with the Court without notice to the Parties concerning procedural matters, to assist the Court's understanding of this matter, or for any other reason reasonably necessary to the fulfillment of his duties;
12. I direct the Custodian to proceed with all reasonable diligence; and
13. The Custodian shall be discharged or replaced only upon Order of the Court; and
14. As an agent and officer of the Court, the Custodian and those working at his direction shall enjoy the same protections from being compelled to give testimony and from liability for damages as those enjoyed by other federal adjuncts performing similar functions.

* * *

AND NOW, this 26th day of May, 2022, upon consideration of Plaintiffs' request for appointment of a Custodian (Compl., Doc. No. 1), and all related filings (see Doc. Nos. 2, 10, 14), it is hereby **ORDERED** as follows:

1. The **CLERK OF COURT** shall **PROVIDE** ECF access in these actions to Alfred Putnam of Faegre Drinker Biddle & Reath LLP;
2. Mr. Putnam shall **FILE** an affidavit disclosing any grounds which may disqualify him

from acting as Custodian of Republic First Bancorp Inc. **no later than** **May 27, 2022 at 12:00 p.m.**; and

3. The Parties shall **FILE** any substantive objections to the appointment of Mr. Putnam as outlined in this Order, **no later than** **May 31, 2022 at 12:00 p.m.** I will conduct a hearing on any objections if I conclude that one is necessary.

AND IT IS SO ORDERED.

/s/ Paul S. Diamond
Paul S. Diamond, J.